Exhibit 23.3




                   Consent of Independent Accountants



We consent to the incorporation by reference in the Registration Statement of Home Properties of New York, Inc. on Amendment No. 5 to Form S-3 (No. 333-2674) of our reports (1) dated October 10, 1995, on our audit of Idlywood Apartments for the year ended December 31, 1994, which report is included in Form 8-K/A Amendment No. 3, dated May 16, 1995 and filed on November 13, 1996
(2) dated March 6, 1996 and March 8, 1996, on our audits of Conifer Acquisition Properties for the year ended December 31, 1995 and Conifer Corporation and Subsidiaries for the years ended March 31, 1995 and 1994, respectively, which reports are included in Form 8-K/A Amendment No. 3, dated January 1, 1996 and filed on November 13, 1996 and (3) dated January 22, 1997 and January 24,
1997, on our audits of the Hudson Valley Properties and Valley Park South Apartments, respectively, for the year ended December 31, 1995, which reports are included in Form 8-K/A Amendment No. 1, dated January 5, 1996 and filed on February 4, 1997. We also consent to the reference to our firm under the caption "Experts".


/s/ Coopers & Lybrand LLP

Rochester, New York
February 26, 1997